CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated April 28, 2015, relating to the financial statements and financial highlights which appear in the February 28, 2015 Annual Reports to Shareholders of JPMorgan Federal Money Market Fund, JPMorgan California Municipal Money Market Fund, and JPMorgan New York Municipal Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 8, 2016